Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL
REPORTS FIRST QUARTER 2012 RESULTS;
RAISES 2012 OUTLOOK

April 25, 2012 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended March 31, 2012.
"We had an excellent first quarter, exceeding the high-end of our Outlook for site rental revenue, site rental gross margin and Adjusted EBITDA," stated Ben Moreland, President and Chief Executive Officer. "Further, we completed the acquisition of a portfolio of ground lease related assets from Wireless Capital Partners in the first quarter and closed the NextG Networks acquisition earlier this month and are making good progress integrating those assets. In the first quarter, we enjoyed robust leasing activity from wireless carriers resulting in a 25% increase compared to the same quarter last year, reflecting increased activity by customers upgrading their networks. Additionally, the contribution from network services exceeded our expectations, and site rental revenue from our Australia business grew 15% in the first quarter 2012 compared to the same period in 2011. The contribution from the aforementioned acquisitions, together with the strong organic leasing activity, allows us to increase our full year 2012 Outlook, which now suggests full year site rental revenue growth of 10% and adjusted funds from operations growth of 13% without considering any contribution from discretionary investments for the balance of the year."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the first quarter of 2012 increased 11% to $552 million from $499 million for the same period in 2011. Site rental revenue for the first quarter of 2012 increased $41 million, or 9%, to $498 million from $456 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $37 million, or 11%, to $375 million in the first quarter of 2012 from $338 million in the same period in 2011. Adjusted EBITDA for the first quarter of 2012 increased $41 million, or 13%, to $360 million from $319 million in the same period in 2011.

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Funds from operations ("FFO") increased 12% to $191 million in the first quarter of 2012 compared to $171 million in the first quarter of 2011. FFO per share increased 14% to $0.67 in the first quarter of 2012 compared to $0.59 in the first quarter of 2011. Adjusted funds from operations ("AFFO") increased 13% to $198 million in first quarter 2012 compared to $176 million in the first quarter of 2011. AFFO per share increased 13% to $0.69 in the first quarter of 2012 compared to $0.61 in the first quarter of 2011.
Net income for the first quarter of 2012 increased 25% to $50 million, compared to net income of $40 million for the same period in 2011. Net income after deduction of dividends on preferred stock increased 36% to $47 million in the first quarter of 2012, compared to net income after deduction of dividends on preferred stock of $35 million for the same period in 2011. Net income after deduction of dividends on preferred stock per common share increased 42% to $0.17 for the first quarter of 2012, compared to net income per common share of $0.12 in the first quarter of 2011.

FINANCING AND INVESTING ACTIVITIES
"Since the beginning of the year, we have made a number of investments we believe will enhance our long-term AFFO per share growth, including the acquisitions of NextG and the ground lease related assets from Wireless Capital Partners, the purchase of our common shares, and the acquisition of land beneath our towers," stated Jay Brown, Chief Financial Officer.  "Further, I am very pleased with the performance of our business as reflected in our first quarter results and our increased 2012 Outlook.  Given the strong performance of our business in the first quarter and our expectations for the remainder of the year, coupled with the aforementioned acquisitions, we have increased our 2012 Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA and AFFO."
During the first quarter of 2012, Crown Castle invested approximately $65 million in capital expenditures, comprised of $28 million of land purchases, $4 million of sustaining capital expenditures and $33 million of revenue generating capital expenditures, the latter consisting of $26 million on existing sites and $7 million on the construction of new sites, primarily distributed antenna system ("DAS") nodes.
Also, during the first quarter of 2012, Crown Castle purchased 0.7 million of its common shares and potential shares using $35.5 million in cash at an average price of $51.36 per share. Diluted common shares outstanding at March 31, 2012 were 291.6 million. Since January 2003, Crown Castle has spent $2.7 billion to purchase 101.0 million of its common shares and potential shares, at an average price of $27.02 per share.
Additionally, during the first quarter of 2012, Crown Castle converted its 6.25% redeemable convertible preferred stock into 8.3 million common shares, eliminating an annual dividend of $19 million. Further, during the first quarter Crown Castle used $29 million of cash to purchase $6 million of the 9%

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Senior Notes and $21 million of the 7.75% Senior Secured Notes, including related make-whole costs. In April 2012, Crown Castle used $27 million of cash to purchase $18 million of the 9% Senior Notes and $7 million of the 7.75% Senior Secured Notes, including related make-whole costs.

ACQUISITIONS AND RELATED DEBT FINANCING
In December 2011, Crown Castle announced it had reached agreement to acquire NextG, the largest provider of outdoor DAS, for approximately $1.0 billion in cash. Further, in January 2012, Crown Castle announced it had reached agreement to acquire a portfolio of ground lease related assets from Wireless Capital Partners ("WCP assets") for approximately $180 million in cash and the assumption of approximately $320 million of debt. The WCP asset acquisition closed on January 31, 2012, and the NextG acquisition closed on April 10, 2012.
In February 2012, Crown Castle International Corp. announced that its direct wholly owned subsidiary, Crown Castle Operating Company ("CCOC"), completed a new $3.1 billion credit facility ("New Facility") consisting of a $1.0 billion Senior Secured Revolving Credit Facility ("Revolver") maturing on January 31, 2017, a $500 million Senior Secured Term Loan A Facility ("Term Loan A") maturing on January 31, 2017, and a $1.6 billion Senior Secured Term Loan B Facility ("Term Loan B") maturing on January 31, 2019. The Term Loan B was fully drawn at closing, the Term Loan A was drawn on March 30, 2012, and the Revolver was undrawn at closing and remains undrawn. The current annualized cash interest expense associated with these loans is $81.5 million, or 3.9% of outstanding loan balance.
The proceeds of the term loans under the New Facility were used in part to repay CCOC's previously existing revolving credit facility (under which there was approximately $251 million outstanding), to repay CCOC's previously existing term loan facility (under which there was approximately $619 million outstanding) and to fund the cash consideration for the acquisition of WCP assets and NextG.
Interest expense increased in the first quarter 2012 by $11 million compared to the first quarter 2011, due to the increase in interest associated with the New Facility and the assumption of the debt resulting from the WCP asset acquisition.

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following Outlook table is based on current expectations and assumptions and assumes a US

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dollar to Australian dollar exchange rate of 1.0 US dollar to 1.0 Australian dollar for second quarter 2012 and full year 2012 Outlook.
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2012 Outlook, previously issued on January 25, 2012, for site rental revenue by $108 million, site rental gross margin by $78 million, Adjusted EBITDA by $88 million and AFFO by $18 million. In 2012, the acquisitions of the WCP assets and NextG, which were not included in our previous 2012 Outlook, are expected to contribute approximately $90 million of site rental revenue and $50 million to $55 million of Adjusted EBITDA.
Interest expense for full year 2012 Outlook has increased by $68 million compared to the Outlook previously issued on January 25, 2012, as a result of the New Facility, the assumption of the debt resulting from the WCP asset acquisition, and the aforementioned debt repurchases.
The Outlook for full year 2012 assumes site rental revenue growth of approximately $191 million and Adjusted EBITDA growth of approximately $154 million. Further, the Outlook does not assume any benefit from significant customer lease extensions in 2012.
The following table sets forth Crown Castle's current Outlook for the second quarter 2012 and full year 2012:

(in millions, except per share amounts)	Second Quarter 2012	Full Year 2012
Site rental revenues	$509 to $514	$2,040 to $2,050
Site rental cost of operations	$130 to $135	$510 to $520
Site rental gross margin	$378 to $383	$1,525 to $1,535
Adjusted EBITDA	$360 to $365	$1,455 to $1,465
Interest expense and amortization of deferred financing costs(a)(b)	$143 to $147	$575 to $580
FFO	$168 to $194	$716 to $806
AFFO	$193 to $198	$820 to $835
Net income (loss)(c)	$106 to $132	$185 to $260
Net income (loss) per share - diluted(d)	$0.36 to $0.45	$0.63 to $0.89

(a)	Inclusive of $24 million and $99 million, respectively, of non-cash expense.

(b)	Approximately $16 million and $65 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	Inclusive of forecasted reversal of federal deferred income tax valuation allowance in the second quarter of $90 million to $100 million.

(d)	Represents net income (loss) per common share, based on 291.6 million diluted shares outstanding as of March 31, 2012.
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, April 26, 2012, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9723 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle

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website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, April 26, 2012, through 11:59 p.m. eastern time on May 3, 2012, and may be accessed by dialing 303-590-3030 using access code 4531713. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates and leases towers and other infrastructure, such as small cell solutions and third party land interests beneath towers, for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, recurring cash flow, funds from operations and adjusted funds from operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, recurring cash flow, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.

Our measures of Adjusted EBITDA, recurring cash flow, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.

Adjusted EBITDA, recurring cash flow, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.

Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirements of long-term obligations , net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.

Recurring cash flow. Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures.

Funds from operations. Crown Castle defines funds from operations as net income plus adjusted tax provision plus real estate deprecation, amortization and accretion.

Adjusted funds from operations. Crown Castle defines adjusted funds from operations as funds from operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts and interest rate swaps, other (income) and expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and asset-write down charges, less capital improvement capital expenditures and corporate capital expenditures.

Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.

The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months months ended March 31, 2012 and 2011 is computed as follows:

	For the Three Months Ended
	March 31, 2012	March 31, 2011
(in millions)
Net income (loss)	$50.3	$40.1
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.0	4.4
Acquisition and integration costs	1.7	0.6
Depreciation, amortization and accretion	139.4	137.3
Amortization of prepaid lease purchase price adjustments	2.5	—
Interest expense and amortization of deferred financing costs	137.5	126.7
Gains (losses) on retirement of long-term obligations	7.1	—
Interest income	(0.4)	(0.2)
Other income (expense)	1.1	0.6
Benefit (provision) for income taxes	6.7	(0.8)
Stock-based compensation expense	11.2	10.7
Adjusted EBITDA	$360.1	$319.3

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Other Calculations:

Adjusted EBITDA for the quarter ending June 30, 2012 and the years ending December 31, 2012 is forecasted as follows:

	Q2 2012	Full Year 2012
(in millions)	Outlook	Outlook
Net income (loss)	$106 to $132	$185 to $260
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$10 to $12	$19 to $29
Acquisition and integration costs	$6 to $7	$11 to $13
Depreciation, amortization and accretion	$150 to $155	$591 to $606
Amortization of prepaid lease purchase price adjustments	$3 to $5	$13 to $15
Interest expense and amortization of deferred financing costs(a)(b)	$143 to $147	$575 to $580
Gains (losses) on retirement of long-term obligations	$0 to $0	$7 to $7
Interest income	$(1) to $0	$(2) to $(1)
Other income (expense)	$0 to $2	$3 to $5
Benefit (provision) for income taxes(c)	$(86) to $(82)	$(45) to $(25)
Stock-based compensation expense	$8 to $10	$36 to $41
Adjusted EBITDA	$360 to $365	$1,455 to $1,465

(a)	Inclusive of approximately $24 million and $99 million, respectively, of non-cash expense.

(b)	Approximately $16 million and $65 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	As a result of closing of the NextG acquisition, we expect to reverse a significant portion of the valuation allowance on our federal deferred tax asset.

FFO and AFFO for the quarter ending June 30, 2012 and the year ending December 31, 2012 are forecasted as follows:

	Q2 2012	Full Year 2012
(in millions)	Outlook	Outlook
Net income	$106 to $132	$185 to $260
Adjusted tax provision (a)	$(84) to $(80)	$(39) to $(19)
Real estate related depreciation, amortization and accretion	$145 to $148	$569 to $582
FFO	$168 to $194	$716 to $806

FFO (from above)	$168 to $194	$716 to $806
Straight-line revenue	$(44) to $(49)	$(153) to $(158)
Straight-line expense	$10 to $15	$41 to $56
Stock-based compensation expense	$8 to $10	$36 to $41
Non-real estate related depreciation, amortization and accretion	$4 to $6	$16 to $28
Amortization of deferred financing costs, debt discounts and interest rate swaps	$23 to $27	$95 to $100
Other (income) expense(b)	$0 to $2	$3 to $5
Gains (losses) on retirement of long-term obligations	$0 to $0	$7 to $7
Acquisition and integration costs	$6 to $7	$11 to $13
Asset write-down charges	$10 to $12	$19 to $29
Capital improvement capital expenditures	$(3) to $(4)	$(14) to $(16)
Corporate capital expenditures	$(3) to $(4)	$(10) to $(13)
AFFO	$193 to $198	$820 to $835

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange.

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FFO and AFFO for the quarters ending March 31, 2012 and 2011 are computed as follows:

	For the Three Months Ended
(in millions)	March 31, 2012	March 31, 2011
Net income	$50.3	$40.1
Adjusted tax provision (a)	6.2	(1.6)
Real estate related depreciation, amortization and accretion	134.0	132.1
FFO	$190.5	$170.6

FFO (from above)	190.5	170.6
Straight-line revenue	(53.7)	(48.9)
Straight-line expense	11.8	9.9
Stock-based compensation expense	11.2	10.7
Non-real estate related depreciation, amortization and accretion	5.3	5.1
Amortization of deferred financing costs, debt discounts and interest rate swaps	24.5	25.8
Other (income) expense(b)	1.1	0.6
Losses (gains) on retirement of long-term obligations	7.1	—
Acquisition and integration costs	1.7	0.6
Asset write-down charges	3.0	4.4
Capital improvement capital expenditures	(2.5)	(1.8)
Corporate capital expenditures	(1.7)	(1.3)
AFFO	$198.3	$175.7

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange.

Recurring cash flow and recurring cash flow per share for the three months ended March 31, 2012 and 2011 are computed as follows:

	For the Three Months Ended
	March 31, 2012	March 31, 2011
(in millions, except per share amounts)
Adjusted EBITDA(a)	$360.1	$319.3
Less: Interest expense and amortization of deferred financing costs	137.5	126.7
Less: Sustaining capital expenditures	4.2	3.1
Recurring cash flow	$218.4	$189.5

Weighted average common shares outstanding — diluted	285.9	289.0
Recurring cash flow per share	$0.77	$0.66

(a)	As reconciled herein above.

Recurring cash flow for the quarter ending June 30, 2012 and the year ending December 31, 2012 is forecasted as follows:

	Second Quarter 2012	Full Year 2012
(in millions)
Adjusted EBITDA(a)	$360 to $365	$1,455 to $1,465
Less: Interest expense and amortization of deferred financing costs	$143 to $147	$575 to $580
Less: Sustaining capital expenditures	$6 to $8	$23 to $28
Recurring cash flow	$207 to $212	$852 to $862

(a)	As reconciled herein above.

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Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended March 31, 2012 and 2011 are as follows:

	For the Three Months Ended
(in millions)	March 31, 2012	March 31, 2011
Interest expense on debt obligations	$113.0	$100.9
Amortization of deferred financing costs	4.8	3.7
Amortization of adjustments on long-term debt	3.8	3.9
Amortization of interest rate swaps	16.3	17.9
Other	(0.4)	0.3
	$137.5	$126.7

The components of interest expense and amortization of deferred financing costs for the quarter ending June 30, 2012 and the year ending December 31, 2012 are forecasted as follows:

	Q2 2012	Full Year 2012
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$119 to $122	$476 to $480
Amortization of deferred financing costs	$5 to $6	$20 to $21
Amortization of adjustments on long-term debt	$3 to $4	$14 to $15
Amortization of interest rate swaps	$15 to $18	$65 to $68
Other	$(1) to $(1)	$0 to $(4)
	$143 to $147	$575 to $580

Pro forma debt balances and maturity dates as of March 31, 2012:(a)

(in millions)	Face Value	Final Maturity
Revolver	$—	January 2017
Term Loan A	500.0	January 2017
Term Loan B	1,596.0	January 2019
9% Senior Notes Due 2015	843.3	January 2015
7.5% Senior Notes Due 2013	0.1	December 2013
7.75% Senior Secured Notes Due 2017	972.4	May 2017
7.125% Senior Notes Due 2019	500.0	November 2019
Senior Secured Notes, Series 2009-1(b)	212.0	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(c)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	319.0	November 2040
Capital Leases and Other Obligations	69.3	Various
Total Debt	$8,462.1
Less: Cash and Cash Equivalents(f)	$64.3
Net Debt	$8,397.8

(a)	Pro forma for the NextG acquisition and debt purchases through April 25, 2012.

(b)
The Senior Secured Notes, Series 2009-1 consist of $142.0 million of principal as of March 31, 2012 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

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Sustaining capital expenditures for the three months months ended March 31, 2012 and 2011 is computed as follows:

	For the Three Months Ended
(in millions)	March 31, 2012	March 31, 2011
Capital Expenditures	$65.1	$52.7
Less: Land purchases	27.9	22.4
Less: Tower improvements and other	25.9	16.1
Less: Construction of towers	7.0	11.1
Sustaining capital expenditures	$4.2	$3.1

Site rental gross margin for the quarter ending June 30, 2012 and for the year ending December 31, 2012 is forecasted as follows:

(in millions)	Q2 2012 Outlook	Full Year 2012 Outlook
Site rental revenue	$509 to $514	$2,040 to $2,050
Less: Site rental cost of operations	$130 to $135	$510 to $520
Site rental gross margin	$378 to $383	$1,525 to $1,535

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Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) our investment activities and the impact and return on our investments, (ii) currency exchange rates, (iii) site rental revenues, (iv) site rental cost of operations, (v) site rental gross margin, (vi) Adjusted EBITDA, (vii) interest expense and amortization of deferred financing costs, (viii) capital expenditures, (ix) recurring cash flow, including on a per share basis, (x) FFO, (xi) AFFO, (xii) net income (loss), including on a per share basis, and (xiii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell solutions operations, including DAS, contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully perform as to that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our wireless infrastructure, including the land interests under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
The expansion and development of our business, including through acquisitions, increased product offerings, and other strategic growth opportunities, may cause disruptions or increase risk in our business, which may have an adverse effect on our business and financial results.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,063,684	$80,120
Restricted cash	288,969	252,368
Receivables, net	79,872	77,258
Deferred income tax assets	87,262	85,385
Prepaid expenses, deferred site rental receivables and other current assets, net	128,222	104,021
Total current assets	1,648,009	599,152
Deferred site rental receivables, net	680,876	621,103
Property and equipment, net	4,836,152	4,861,227
Goodwill	2,114,624	2,035,390
Other intangible assets, net	2,243,389	2,178,182
Long-term prepaid rent, deferred financing costs and other assets, net	601,606	250,042
	$12,124,656	$10,545,096

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$173,890	$202,351
Deferred revenues	174,176	167,238
Current maturities of debt and other obligations	77,776	32,517
Total current liabilities	425,842	402,106
Debt and other long-term obligations	8,343,156	6,853,182
Deferred income tax liabilities	104,290	97,562
Deferred ground lease payable and other liabilities	514,702	500,350
Total liabilities	9,387,990	7,853,200
Redeemable convertible preferred stock	—	305,032
CCIC Stockholders' equity	2,736,534	2,386,245
Noncontrolling interest	132	619
Total equity	2,736,666	2,386,864
	$12,124,656	$10,545,096

News Release continued:	Page 14

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2012	2011
Net revenues:
Site rental	$497,529	$456,196
Network services and other	54,216	42,843
Total net revenues	551,745	499,039
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	122,871	118,415
Network services and other	31,521	27,224
General and administrative	51,001	44,744
Asset write-down charges	3,044	4,401
Acquisition and integration costs	1,680	554
Depreciation, amortization and accretion	139,400	137,273
Total operating expenses	349,517	332,611
Operating income (loss)	202,228	166,428
Interest expense and amortization of deferred financing costs	(137,472)	(126,686)
Gains (losses) on retirement of long-term obligations	(7,068)	—
Net gain (loss) on interest rate swaps	—	—
Interest income	354	171
Other income (expense)	(1,077)	(606)
Income (loss) before income taxes	56,965	39,307
Benefit (provision) for income taxes	(6,695)	817
Net income (loss)	50,270	40,124
Less: Net income (loss) attributable to the noncontrolling interest	239	107
Net income (loss) attributable to CCIC stockholders	50,031	40,017
Dividends on preferred stock	(2,629)	(5,201)
Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$47,402	$34,816

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.17	$0.12
Diluted	$0.17	$0.12

Weighted average common shares outstanding (in thousands):
Basic	284,913	286,998
Diluted	285,853	289,005

Adjusted EBITDA	$360,060	$319,321

News Release continued:	Page 15

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$50,270	$40,124
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	139,400	137,273
Gains (losses) on retirement of long-term obligations	7,068	—
Amortization of deferred financing costs and other non-cash interest	24,465	25,801
Stock-based compensation expense	9,035	9,496
Asset write-down charges	3,044	4,401
Deferred income tax benefit (provision)	4,813	(2,012)
Other adjustments, net	4	180
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(14,361)	(42,254)
Decrease (increase) in assets	(61,526)	(45,495)
Net cash provided by (used for) operating activities	162,212	127,514
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(221,316)	(435)
Capital expenditures	(65,052)	(52,650)
Other investing activities, net	1,195	293
Net cash provided by (used for) investing activities	(285,173)	(52,792)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,095,000	—
Proceeds from issuance of capital stock	195	651
Principal payments on debt and other long-term obligations	(13,631)	(8,521)
Purchases and redemptions of long-term debt	(648,385)	—
Purchases of capital stock	(35,476)	(42,225)
Payments under revolving credit facility	(251,000)	(50,000)
Payments for financing costs	(40,237)	—
Net decrease (increase) in restricted cash	948	(526)
Dividends on preferred stock	(2,481)	(4,969)
Net cash provided by (used for) financing activities	1,104,933	(105,590)
Effect of exchange rate changes on cash	1,592	657
Net increase (decrease) in cash and cash equivalents	983,564	(30,211)
Cash and cash equivalents at beginning of period	80,120	112,531
Cash and cash equivalents at end of period	$1,063,684	$82,320
Supplemental disclosure of cash flow information:
Interest paid	123,140	111,555
Income taxes paid	884	642

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
dollars in millions

	Quarter Ended
	6/30/2011			9/30/2011			12/31/2011			3/31/2012
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$429.5	$27.6	$457.1	$441.1	$27.8	$468.9	$443.8	$27.6	$471.3	$468.1	$29.4	$497.5
Services	40.0	3.2	43.2	40.9	4.1	45.0	43.0	5.2	48.1	47.0	7.2	54.2
Total Revenues	469.5	30.9	500.3	482.0	31.9	513.9	486.7	32.7	519.5	515.1	36.7	551.7

Operating Expenses
Site Rental	112.2	9.0	121.1	112.8	8.9	121.8	111.4	8.6	120.1	113.9	8.9	122.9
Services	23.6	2.3	25.9	22.7	2.4	25.1	25.8	3.0	28.8	26.8	4.7	31.5
Total Operating Expenses	135.7	11.3	147.0	135.6	11.3	146.8	137.3	11.6	148.9	140.7	13.6	154.4

General & Administrative	36.7	4.6	41.3	37.3	5.6	42.9	38.1	6.4	44.6	43.7	7.3	51.0

Add: Amortization of prepaid lease purchase price adjustments	—	—	—	—	—	—	—	—	—	2.5	—	2.5
Add: Stock-Based Compensation	7.8	0.1	7.9	7.7	0.6	8.3	7.7	1.5	9.2	9.0	2.1	11.2
Adjusted EBITDA	$304.8	$15.1	$319.9	$316.8	$15.6	$332.4	$319.0	$16.2	$335.2	$342.3	$17.8	$360.1

	Quarter Ended
	6/30/2011			9/30/2011			12/31/2011			3/31/2012
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	74%	67%	73%	74%	68%	74%	75%	69%	75%	76%	70%	75%
Services	41%	28%	40%	44%	42%	44%	40%	42%	40%	43%	35%	42%

Adjusted EBITDA	65%	49%	64%	66%	49%	65%	66%	50%	65%	66%	49%	65%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
dollars in millions

	Quarter Ended
	6/30/2011	9/30/2011	12/31/2011	3/31/2012
Net income (loss)	$31.0	$51.4	$48.9	$50.3
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	6.2	3.1	8.6	3.0
Acquisition and integration costs	0.5	0.6	1.6	1.7
Depreciation, amortization and accretion	138.2	138.5	139.0	139.4
Amortization of prepaid lease purchase price adjustments	—	—	—	2.5
Interest expense, amortization of deferred financing costs	126.5	127.1	127.3	137.5
Gains (losses) on retirement of long-term obligations	—	—	—	7.1
Interest income	(0.2)	(0.2)	(0.1)	(0.4)
Other income (expense)	4.1	0.8	0.1	1.1
Benefit (provision) for income taxes	5.8	2.8	0.6	6.7
Stock-based compensation	7.9	8.3	9.2	11.2
Adjusted EBITDA	$319.9	$332.4	$335.2	$360.1

Note: Components may not sum to total due to rounding.

CCI Fact Sheet
dollars in millions

	Quarter Ended
	3/31/2011		3/31/2012		% Change
CCUSA
Site Rental Revenues	$430.6		$468.1		9%
Ending Towers (a)	22,213		22,205		—%

CCAL
Site Rental Revenues	$25.6		$29.4		15%
Ending Towers (a)	1,596		1,605		1%

Total CCIC
Site Rental Revenues	$456.2		$497.5		9%
Ending Towers (a)	23,809		23,810		—%

Ending Cash and Cash Equivalents	$82.3	*	$1,063.7	*
Total Face Value of Debt	$6,817.2		$8,472.9
Net Debt	$6,734.9		$7,409.2

Net Leverage Ratios:(b)
Net Debt / Adjusted EBITDA	5.3X		5.1X
Last Quarter Annualized Adjusted EBITDA	$1,277.3		$1,440.2

*Excludes Restricted Cash
(a) Exclusive of DAS
(b) Based on Face Values

Note: Components may not sum to total due to rounding.